January 25, 2011

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of Precis Health, Inc. on Form S-1/A3 of our audit report, dated August 17, 2010 relating to the accompanying balance sheet as of June 30, 2010 and December 31, 2009 and the related statements of operations, stockholders’ equity, and cash flows from inception (August 12, 2009) through December 31, 2009 and June 30, 2010, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement and this Prospectus.

/s/ De Joya Griffith & Company, LLC

De Joya Griffith & Company, LLC
Henderson, NV
01.25.2011